EXHIBIT 23.9


                            RICHARDS, LAYTON & FINGER
                                One Rodney Square
                                  P.O. Box 551
                              Wilmington, DE 19899



                                November 27, 1996





Conseco Financing Trust II
c/o Conseco, Inc.
11825 N. Pennsylvania Street
Carmel, IN  46032

         Re:      Conseco Financing Trust II

Ladies and Gentlemen:

         We have acted as special Delaware counsel for Conseco, Inc., an Indiana corporation (the "Company"), and Conseco Financing Trust II, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. Reference is hereby made to the Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus with respect to the Trust and certain other subsidiary trusts of the Company filed by the Company and the Trust with the Securities and Exchange Commission on October 29, 1996, and the Propectus Supplement, dated November 22, 1996, with respect to the Trust (together with the Prospectus included in the Registration Statement, the "Prospectus"), relating to the Capital Trust Pass- through Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust.

         We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            /s/  Richards, Layton & Finger
                                            --------------------------------
                                            RICHARDS, LAYTON & FINGER



CDK

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